SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

FILED BY THE REGISTRANT    ☒

FILED BY A PARTY OTHER THAN THE REGISTRANT    ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

IOMEGA CORPORATION

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

IOMEGA CORPORATION

(NAME OF PERSON(S) FILING PROXY STATEMENT)

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IOMEGA CORPORATION

10955 Vista Sorrento Parkway

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 11, 2006

To the Stockholders of Iomega Corporation:

The 2006 Annual Meeting of Stockholders of Iomega Corporation will be held on Thursday, May 11, 2006, at the Homewood Suites by Hilton, 11025 Vista Sorrento Parkway, San Diego, California 92130. The meeting will begin at 10:00 a.m., local time. At the meeting, stockholders will act on the following matters:

1.	To elect seven directors for a term of one year;

2.	To transact any other business that may properly come before the meeting or any adjournment thereof.

The foregoing item is more fully described in the Proxy Statement accompanying this Notice.

Your vote is important regardless of the number of shares that you own. Kindly sign, date and return the enclosed proxy card, or follow the instructions provided for voting by phone or via the Internet, if applicable.

By order of the Board of Directors,

Ron S. Zollman, Secretary

April 4, 2006

San Diego, California

The meeting will be accessible via webcast through our Internet home page at www.iomega.com. Those people accessing the webcast can view the presentation and hear the accompanying audio, but will not be able to ask questions or otherwise participate during the meeting.

In addition to our Proxy Statement and Annual Report mailing, there are other avenues for communication open to you throughout the year, including our Internet home page (www.iomega.com) and our Investor Information Line (1-801-332-3585).

PROXY STATEMENT—2006 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement contains information about the 2006 Annual Meeting of Stockholders of Iomega Corporation (the “Annual Meeting”). The meeting is scheduled to be held on Thursday, May 11, 2006, at 10:00 a.m., local time, at the Homewood Suites by Hilton, 11025 Vista Sorrento Parkway, San Diego, California 92130.

This Proxy Statement is furnished in connection with the solicitation of proxies by Iomega’s Board of Directors. Our 2005 Annual Report on Form 10-K was first mailed to stockholders, along with the proxy materials, on or about April 4, 2006.

B. Riley and Co., Inc. (“B. Riley”) purported to have given notice of intent on March 2, 2006, to nominate individuals for election to Iomega’s Board of Directors. However, on March 23, 2006, based on continuing productive discussions between B. Riley and Iomega’s Board of Directors, B. Riley withdrew its purported nominees.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters specified in the notice of meeting accompanying this Proxy Statement. In addition, management will report on Iomega’s performance during 2005 and respond to questions from stockholders.

Who can vote?

In order to vote, you must have been a stockholder of record at the close of business on March 15, 2006 (which is referred to as the “record date”). If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

On the record date, there were 51,648,198 shares of Iomega’s common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

How do I vote?

Votes may be cast by the following methods:

Voting by Proxy Card. If you are the stockholder of record, you may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you return the enclosed proxy card but do not specify a choice on the election of Directors described in this Proxy Statement, your proxy will be voted “FOR” the election of the Directors nominated by the Board. If your shares are registered in the name of a broker or other nominee, you must follow the voting instructions provided by your nominee.

Voting by Phone or the Internet. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by phone or the Internet. If so, the voting form your nominee sent you will provide phone and Internet voting instructions. Stockholders who vote by phone or the Internet must do so by 11:59 p.m., Eastern Time, on May 10, 2006.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting. Attendance at the meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the meeting. If your shares are registered in the name of a broker or other nominee, you must bring an account statement or letter from your nominee showing that you are a beneficial owner of the shares as of the record date in order to be admitted to the meeting, and, in order to be able to vote the shares you beneficially own, you will need to obtain a proxy card from your nominee.

Can I change my vote?

You may change your vote, whether it was given by proxy card, phone or the Internet, by:

•	delivering a written revocation to the Secretary of Iomega;

•	submitting a subsequently dated proxy, including by phone or the Internet (if your nominee so provides); or

•	voting in person at the meeting.

The last vote you submit chronologically (by any means) prior to the closing of the polls at the meeting will supersede your prior vote(s).

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve the election of Directors?

In the Election of Directors, the nominees receiving the highest number of votes, whether or not a majority of the total number of votes cast, will be elected.

How will votes be counted?

Shares that (1) abstain from voting on a particular matter or (2) are held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote on a particular matter (“broker non-votes”) will not be voted in favor of, or considered as votes cast with respect to, that matter. Accordingly, votes withheld for a particular nominee, abstentions, and broker non-votes will have no effect on the election of directors or the other matters that may properly come before the meeting.

How do I vote my 401(k) Plan shares?

If you hold Iomega stock in the Iomega Retirement and Investment Savings Plan (“IRIS”), your proxy card will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the IRIS administrator. You will be entitled to vote the number of shares of Iomega common stock held in your account as of the record date. The proxy card should be voted, signed and returned to American Stock Transfer and Trust Company (“Amstock”), Iomega’s Transfer Agent and Registrar, in the envelope provided. Amstock will notify Fidelity as to how you directed your IRIS shares to be voted. Fidelity will then vote your IRIS shares as you have instructed. Your voting instructions must be received by Amstock by 5:00 p.m., Eastern Time, on May 5, 2006. If you do not return voting instructions, or if you have not marked your proxy card to indicate your vote, Fidelity will vote your IRIS shares on each matter in the same proportion as those shares for which voting instructions have been received from other IRIS participants.

Are there other matters to be voted on at the meeting?

The Board of Directors does not know of any other matters that may come before the meeting. Under Iomega’s Bylaws, the deadline for stockholders to notify Iomega of any proposals or Director nominations to be presented for action at the Annual Meeting has passed. B. Riley purported to have given notice of intent on March 2, 2006, to nominate individuals for election to Iomega’s Board of Directors. However, on March 23, 2006, based on continuing productive discussions between B. Riley and Iomega’s Board of Directors, B. Riley withdrew its purported nominees. If any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment.

ITEM ONE—ELECTION OF DIRECTORS

The single agenda item to be voted on is the election of Directors. The Board has nominated seven Directors, each of whom is currently serving as a Director of Iomega, and recommends that you vote FOR such nominees.

There are seven nominees for election to the Board of Directors recommended by the Board. The persons named in the enclosed proxy will vote to elect the seven nominees named below as Directors unless you withhold authority to vote for the election of one or more of the nominees by marking the proxy to that effect. Each of the nominees has indicated his or her willingness to serve, if elected. However, should any of the nominees be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

Nominees for Director

Robert P. Berkowitz (Age 70)—Director since 1983

Since 1992, Mr. Berkowitz has been a private investor. Prior to 1992, he held senior level management positions with various computer hardware and software companies.

Mr. Berkowitz currently serves as a board member for the New England Aftercare Ministries in Framingham, Massachusetts.

Bruce B. Darling (Age 53)—Director since 2004

Mr. Darling was appointed Senior Vice President, University Affairs for the University of California in 2002. In this role, he is responsible for the University’s external relations programs as well as for integrating internal and external administrative, planning and policy activities across all areas of the University. In 2003, he also served for ten months as Interim Vice President, Laboratory Management, in which capacity he was responsible for the University’s management oversight of three national laboratories for the U.S. Department of Energy and National Nuclear Security Administration. From 2000 to 2002, he served as Senior Vice President, University and External Relations.

Mr. Darling has held various positions within the University of California system from 1980 to the present.

Stephen N. David (Age 57)—Director since 2002

Mr. David acted as interim President and Chief Executive Officer of Iomega for three weeks in February 2006 while a search was made for a replacement CEO. Mr. David is an independent consultant focused on providing strategic planning services to a variety of clients in the consumer products industry. He retired from Procter & Gamble, a multi-national manufacturer of family, personal and household care products, in January 2005, following a career that spanned more than thirty-four years. From July 2000 until his retirement, he held the position of Chief Information Officer and Business-to-Business Officer.

Mr. David is a member of several advisory boards and commissions.

Margaret L. Hardin (Age 33) —Director since 2004

Ms. Hardin has been the Executive Vice President and Chief Financial Officer of Munchkin, Inc., a designer, developer, manufacturer and distributor of baby and toddler care products, since April 2000. Previously, she was employed by Procter & Gamble in the capacity of Global Oral Care Finance Manager from 1996 to 2000.

Jonathan S. Huberman (Age 40)—Director since 2004

Mr. Huberman was appointed Vice Chairman and Chief Executive Officer of Iomega in February 2006. Prior to accepting this position, he was managing director of aAd Capital Management, LP which he co-founded in January 2005. aAd Capital is a long/short equity hedge fund that invests primarily in small and mid-cap US public equities. From 1997 through September 2004, Mr. Huberman was a general partner at Idanta Partners, Ltd., a private venture capital partnership investing in public and private enterprises. Mr. Huberman also served as a Director of Iomega from November 1999 to May 2004.

Mr. Huberman is also a member of the Board of a privately-held company.

Dan Maurer (Age 49)—Director since March 2006

Mr. Maurer joined Intuit Inc., a leading provider of business and financial management solutions for small business, consumer and professional tax, and accountants, in January 2006. He is Vice President, Marketing, and in this capacity, he is responsible for marketing the TurboTax brand of products. From October 2002 to December 2005, he was employed by Campbell Soup Company, a global manufacturer and marketer of high-quality, branded convenience food products, where he served as Vice President, Strategy, Campbell USA. From January 2001 to May 2002, he was Chairman and Chief Executive Officer of Emmperative Inc., a private company that develops marketing software for enterprises. Prior to May 2002, he spent over 20 years in various capacities at Procter & Gamble, including strategic business development, management of international operations and marketing.

John E. Nolan (Age 78)—Director since 2001

In 1956, Mr. Nolan joined the Washington, D.C. law firm of Steptoe & Johnson and is currently a partner in the firm. Mr. Nolan has appeared before the Supreme Court to argue cases ranging from constitutional issues of absolute presidential immunity to questions of punitive damages and preemption under the Federal pension statute ERISA.

Mr. Nolan is currently a mediator and arbitrator of major business disputes. He is on the CPR Panel of Distinguished Neutrals and serves as a mediator for the U.S. Court of Appeals for the D.C. Circuit. He served as a director of Hooper Holmes, Inc. from 1972 to March 2005.

STOCK OWNERSHIP INFORMATION

Ownership by Management, Directors and Principal Stockholders

The following table contains information regarding beneficial ownership of Iomega’s common stock on March 24, 2006, by each director or nominee, each executive officer named in the Summary Compensation Table, all executive officers as a group, and the holders of more than five percent of Iomega’s outstanding common stock known to Iomega. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 24, 2006, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Information for holders of more than five percent of Iomega’s common stock is based on their most recently filed Schedule 13G and 13D filed with the SEC. Except as otherwise indicated in the table below, addresses of the named beneficial owners are in care of Iomega Corporation, 10955 Vista Sorrento Parkway, San Diego, California 92130.

Beneficial Owner	Amount and Nature of Beneficial Ownership Excluding Options	Shares Acquirable Within 60 Days	Percent Ownership
Wellington Management Company, LLP (1) 75 State Street Boston, MA 02109	6,373,500	—	12.34%
Dimensional Fund Advisors Inc. (2) 1299 Ocean Avenue Santa Monica, CA 90401	4,330,489	—	8.39%
Bryant R. Riley (3) 11100 Santa Monica Blvd., #800 Los Angeles, CA 90025	4,117,998	—	7.97%
033 Asset Management, LLC (4) 125 High Street, #1405 Boston, MA 02110	3,113,730	—	6.0%
The Clark Estates, Inc. (5) One Rockefeller Plaza, 31st Flr. New York, NY 10020	2,648,300	—	5.13%
Robert P. Berkowitz	7,380	16,499	*
Bruce B. Darling	—	6,500	*
Stephen N. David	1,000	6,000	*
Margaret L. Hardin	—	6,500	*
Jonathan S. Huberman	—	56,500	*
Dan Maurer	—	—	*
John E. Nolan	40,000	8,000	*
Werner T. Heid (6)	—	247,500	*
Anna L. Aguirre	—	33,250	*
Sean P. Burke (7)	—	—	—
Thomas D. Kampfer	—	63,000	*
Ronald J. Gillies (8)	—	—	*
Ulrike Tegtmeier	40	51,050	*
All Directors and Executive Officers as a group (10 persons) as of March 24, 2006	48,420	494,799	*

*	Less than 1%

(1)	Based on information set forth in Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2006, Wellington Management Company, LLP reported that it has shared voting power over 3,034,800 shares and shared dispositive power over 6,373,500 shares.

(2)	Based on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 6, 2006, the beneficial owner reported that it has sole voting power and sole dispositive power over all shares indicated.

(3)	Based on information set forth in Schedule 13D filed with the SEC on March 13, 2006, Bryant R. Riley reported that as a member of a group, he had sole voting power and sole dispositive power over all shares indicated and that SACC Partners, LP, and Riley Investment Management each had sole voting power and sole dispositive power over 3,439,150 shares of the amount reported owned by the group. Mr. Riley disclaims beneficial ownership of 10,000 additional shares owned of record by his children for whose accounts he serves as custodian.

(4)	Based on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2006, the beneficial owner reported that it has sole voting power and sole dispositive power over all shares indicated.

(5)	Based on information set forth in Schedule 13G filed with the SEC on February 13, 2006, the beneficial owner reported that it has sole voting power and sole dispositive power over all shares indicated.

(6)	Mr. Heid left Iomega in February 2006.

(7)	Mr. Burke left Iomega in August 2005.

(8)	Mr. Gillies left Iomega in March 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

To Iomega’s knowledge, and based on a review of reports and written representations submitted to Iomega, all reports regarding beneficial ownership of securities of Iomega required to be filed under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the 2005 fiscal year were timely filed with the SEC, except that due to an administrative error on the part of the Company, Jonathan Huberman’s initial Form 3 filed in November 2004 and a subsequent Form 4 filed in May 2005 did not list Mrs. Huberman’s employee stock options and were subsequently amended to include these items.

CORPORATE GOVERNANCE

Corporate Governance Policies

Iomega has always believed that good corporate governance practices are important to ensure that Iomega is managed for the long-term benefit of its stockholders, employees and customers. In December 2005, the Board of Directors adopted revised Corporate Governance Guidelines. These Guidelines, along with Iomega’s Code of Conduct and various Committee charters, can be accessed at www.iomega.com. Alternatively, you can request a copy of any of these documents by writing to Iomega Corporation, c/o Corporate Secretary, 10955 Vista Sorrento Parkway, San Diego, CA 92130.

Board Determination of Independence

Under the New York Stock Exchange (“NYSE”) rules, a Director of Iomega will only qualify as “independent” if the Board of Directors affirmatively determines that he or she has no material relationship with Iomega (either directly or as a partner, shareholder or officer of an organization that has a relationship with Iomega). The Board of Directors has established guidelines to assist it in determining whether a Director has a material relationship with Iomega. Under these guidelines, a Director will be considered to have a material relationship with Iomega if he or she is not independent under Section 303A.02(b) of the NYSE Listed Company Manual or he or she:

•	is an executive officer of another company which is indebted to Iomega, or to which Iomega is indebted, and the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; or

•	serves as an officer, director or trustee of a charitable organization and Iomega’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s total annual charitable receipts.

Ownership of a significant amount of Iomega’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent.

The Board of Directors has affirmatively determined that none of the following non-employee members of the Board have material relationships with the Company and its subsidiaries, and they are “independent” under the director independence standards established by the NYSE: Messrs. Berkowitz, David, Darling, Maurer and Nolan and Ms. Hardin. The Board also determined that Mr. David’s service as interim President and Chief Executive Officer for three weeks in February 2006 was not material.

Executive Sessions

Non-management Directors meet in executive session on a quarterly basis and at such other times as requested by any non-management Director. Independent Directors meet at least once a year and at such other times as requested by any other Independent Director. The Lead Director (currently the Chairman of the Board, Mr. David) presides at these meetings.

Board Meetings and Attendance

During 2005, the Board of Directors met seven times, and standing Committees of the Board of Directors held a total of 19 meetings. Overall attendance at these meetings was 91.8%. Each Director attended more than the minimum of 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which such Director then served.

Attendance at Annual Meeting of Stockholders

Iomega’s Corporate Governance Guidelines provide that Directors are expected to attend the annual meeting of stockholders. All Directors attended the 2005 annual meeting of stockholders.

Board Committees

The Board of Directors has established four standing committees—Audit, Compensation, Ethics and Compliance, and Nominating and Corporate Governance—each of which operates under a charter that has been approved by the Board. A copy of each committee’s charter is posted on the Investor Relations section of Iomega’s website, www.iomega.com.

The Board of Directors has determined that all of the members of each of the Board’s four standing committees are independent as defined under NYSE rules. In the case of the Audit Committee, all members also meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, overseeing the work of, and setting the compensation of, the independent auditors;

•	reviewing the quality control procedures and assessing the independence of the independent auditors;

•	pre-approving all audit and non-audit services to be provided to Iomega (except that de minimis non-audit services may instead be approved in accordance with applicable rules of the SEC);

•	reviewing and discussing with management and the independent auditors the annual and quarterly financial statements and related disclosures;

•	preparing the annual Audit Committee report to be included in the Proxy Statement as required by SEC rules;

•	monitoring Iomega’s internal control over financial reporting and disclosure controls and procedures; and

•	overseeing Iomega’s internal audit function and discussing risk management policies.

The Board of Directors has determined that Mr. Berkowitz is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. In making its determination, the Board considered Mr. Berkowitz’s forty years of business experience, including his significant operational responsibility involving the design and operation of complex cost accounting systems, his various executive and chief executive officer positions, his experience as a public company audit committee member and committee chairman, and his experience supervising a public company internal audit function.

The members of the Audit Committee are Messrs. Berkowitz (Chairman) and David and Ms. Hardin. During a three week period in February 2006 when Mr. David acted as Interim President and Chief Executive Officer and was not considered independent, he was replaced on this Committee by Mr. Nolan. The Audit Committee met ten times during 2005.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and making recommendations to the independent members of the Board with respect to the CEO’s compensation;

•	reviewing and approving the compensation of Iomega’s other officers;

•	assisting in the evaluation of Iomega’s senior executives;

•	overseeing and administering Iomega’s cash and equity incentive plans;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	preparing the annual Compensation Committee report to be included in the Proxy Statement as required by SEC rules.

The members of the Compensation Committee are Messrs. David (Chairman), Darling and Nolan. During a three week period when Mr. David acted as Interim President and Chief Executive Officer and was not considered independent, this Committee consisted of Messrs. Darling and Mr. Nolan only. The Compensation Committee met six times during 2005.

Ethics and Compliance Committee

The Ethics and Compliance Committee’s responsibilities include:

•	monitoring, overseeing and reviewing compliance by Iomega’s directors, officers and employees regarding Iomega’s Ethics Policies;

•	reviewing allegations of violations of the Ethics Policies and making appropriate recommendations thereafter;

•	making recommendations on the interpretation and enforcement of the Ethics Policies; and

•	monitoring compliance with the Ethics Policies in relation to issues of accounting, disclosure or regulations.

The members of the Ethics and Compliance Committee are Messrs. Nolan (Chairman) and Darling. The Committee met twice during 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	establishing criteria for the selection of directors and identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors;

•	developing and recommending to the Board corporate governance guidelines;

•	overseeing an annual evaluation of the Board and its committees; and

•	reviewing and making recommendations to the Board with respect to management succession planning.

The members of the Nominating and Corporate Governance Committee are Messrs. David (Chairman), Berkowitz and Nolan. During a three week period in February 2006 when Mr. David acted as Interim President and Chief Executive Officer and was not considered independent, this Committee consisted of Messrs. Berkowitz and Nolan only. The Nominating and Corporate Governance Committee met once during 2005.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in Iomega’s Criteria for Nomination as a Director. These criteria include: a reputation for integrity, honesty and adherence to high ethical standards; the demonstrated background, skills, expertise and judgment to make significant long-term contributions to the Board, to Iomega and its stockholders; and a commitment to understand Iomega and its industry; and sufficient time available to prepare for and regularly attend and actively participate in meetings of the Board and its committees. In addition, non-employee nominees should be independent and neither have nor appear to have a conflict of interest that would impair the nominee’s ability to (i) represent the interests of all Iomega’s stockholders and (ii) fulfill the responsibilities of a director. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Iomega believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of Iomega’s common stock for at least one year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Iomega Corporation, 10955 Vista Sorrento Parkway, San Diego, CA 92130. Assuming that appropriate biographical and background material have been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on Iomega’s proxy card for the next annual meeting.

Stockholders also have the right under Iomega’s Bylaws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth in the section entitled “Additional Information” under the paragraph labeled “Advance Notice Procedures”. Any candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included on Iomega’s proxy card for the next annual meeting unless the Board or Iomega is otherwise required by law to do so.

At the Annual Meeting, stockholders will be asked to consider the election of Dan Maurer. Mr. Maurer was proposed to the Board of Directors by an Iomega Director.

Communicating with the Independent Directors

The Board will give attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The Lead Director (who is the Chairman of the Board, when the Chairman is independent), with the assistance of Iomega’s General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other Directors as he or she considers appropriate.

As provided in the Corporate Governance Guidelines approved by the Board of Directors, communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which Iomega tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the non-management Directors or to the Board should address such communications to Board of Directors, Iomega Corporation, c/o General Counsel, 10955 Vista Sorrento Parkway, San Diego, CA 92130, or via email to boardofdirectors@iomega.com.

DIRECTOR COMPENSATION

Iomega’s non-employee Directors receive certain fees for their services on the Board of Directors and its committees. In addition, all non-employee Directors are reimbursed for out-of-pocket expenses incurred in connection with Iomega’s business activities. The fees paid to non-employee Directors during 2005 were paid pursuant to the fee schedules in effect as set forth below:

	Fees 1/1/05 to 6/30/05	Fees Since 7/1/05
Annual Retainer:
Chairman of the Board	$100,000	$75,000
Other Non-Employee Directors	$20,000	$30,000

Committee Fees:
Chairman of the Audit Committee	$33,000	$40,000
Chairman of the Compensation Committee	$16,667	$20,000
Chairman of the Ethics and Compliance Committee	$10,000	$10,000
Members of the Audit Committee	$6,667	$15,000
Members of the Compensation Committee	$5,000	$10,000
Other Members of a Standing Committee (other than the Nominating and Governance Committee)	$3,333	$5,000

Meeting Fees:
Board Meeting	$2,000	$2,000
Committee Meeting (not paid if meeting fees exceed $3,500 for same two-day period)	$1,667	$1,500
Per Board or Committee Meeting by Teleconference	$500	$500

Since July 1, 2005, the Chairman of the Board began to receive committee and meeting fees in addition to the Chairman’s retainer.

There are no committee or meeting fees with respect to the Nominating and Governance Committee.

An ad hoc Strategy Committee was formed in fiscal 2005. Meeting fees are only paid to the non-management Committee members for attendance, and the Committee Chairman receives an annual retainer of $10,000 prorated for time served. The members of the Strategy Committee are Messrs. Huberman, Chairman, and David and Ms. Hardin. Effective February 23, 2006, as a management Director, Mr. Huberman no longer receives any Board fees.

The 1995 Director Stock Option Plan (the “1995 Plan”) expired in April 2005. Prior to the expiration date, an annual grant was made to Mr. Berkowitz, the sole eligible director. Mr. Berkowitz received a nonstatutory grant of 2,000 options at a grant price of $3.63. Non-employee Directors are eligible to receive options under Iomega’s 2005 Director Stock Option Plan (the “2005 Plan”). Options granted under the 2005 Plan vest over four years and have an exercise price equal to the fair market value of the common stock on the date of grant. On initial election to the Board, each Director receives an option for 20,000 shares. After the initial option fully vests, the Director is eligible to receive an option for 5,000 shares on each anniversary of the Director’s initial election. In 2005, no annual grants were made under the 2005 Plan, but each director serving both before and immediately after the Annual Meeting received an equity adjustment grant of 10,000 options to purchase Iomega common stock at an exercise price of $2.40 per share.

EXECUTIVE COMPENSATION

Summary Compensation

The following table contains information concerning the chief executive officer of Iomega during 2005 and other individuals who served as executive officers during 2005 (each a “Named Executive Officer”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
					Shares Underlying Options (2)	All Other Compensation (3)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)
Werner T. Heid (4)	2005	$451,250	$—	$—	75,000	$1,053,475
Former President and Chief	2004	484,135	905,000	—	150,000	8,100
Executive Officer	2003	513,365	615,709	—	—	7,500

Anna L. Aguirre	2005	$181,962	$—	$—	18,000	$8,700
Vice President, Human	2004	200,962	20,000	—	35,000	8,100
Resources and Facilities	2003	200,961	301,000	—	—	7,500

Sean P. Burke (5)	2005	$245,159	$—	$—	40,000	$291,161
Former Executive Vice	2004	300,000	154,000	—	50,000	—
President, Consumer Solutions and Operations	2003	271,153	136,000	46,652	85,000	—

Ronald J. Gillies (6)	2005	$173,077	$100,000	$62,454	100,000	$4,050
Former Vice President, Sales	2004	—	—	—	—	—
and Business Development	2003	—	—	—	—	—

Thomas D. Kampfer (7)	2005	$314,539	$50,000	$—	44,000	$8,700
President, Chief Operating	2004	324,615	40,000	—	80,000	8,100
Officer and Interim Chief Financial Officer	2003	268,270	392,000	—	—	7,500

Ulrike Tegtmeier (8)	2005	$287,341	$100,000	$—	35,000	$—
Vice President, Managing	2004	—	—	—	—	—
Director, International Sales	2003	—	—	—	—	—

(1)	In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate of such perquisites and other personal benefits did not exceed the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive Officer for such year.

(2)	Reflects the number of shares covered by options to purchase common stock granted during the year indicated. Iomega has never granted stock appreciation rights.

(3)	For the fiscal year 2005, this column represents Iomega’s matching contribution under the Iomega Retirement and Investment Savings Plan unless otherwise noted.

(4)

Mr. Heid’s employment ceased on February 3, 2006, and he is engaged for a three month consulting period for which he is being paid $25,000 per month. Mr. Heid will receive up to a total of $950,000 payable over a period of twelve months under a Separation Agreement and General Release signed on March 20, 2006. In addition, his health benefits under COBRA having a value of $16,740 (gross) will continue for one year; he will receive tax planning services of an unknown value through February 3, 2007; and Iomega will provide life insurance for two years at an approximate total cost of $3,035. All of these amounts plus Iomega’s matching contribution of $8,700 under the Iomega Retirement and Investment Saving Plan for fiscal 2005 are included under “All other compensation”. See “Employment and Severance Agreements” for mitigation of payment terms.

(5)	Mr. Burke left Iomega in August 2005 as the result of a restructuring, and he receives payments in accordance with the terms of his employment agreement. Mr. Burke will receive a total of $275,000 in severance payments which are payable over a period of eleven months, and this amount is included under “All other compensation”. Also included in that column is a lump-sum payment of $11,916 to maintain comparable health benefits for eleven months and Iomega’s matching contribution of $4,245 under the Iomega Retirement and Investment Savings Plan.

(6)	Mr. Gillies joined Iomega in April 2005. He received a relocation package of $35,000 net of applicable taxes. The amount reported under “Other Annual Compensation” includes the gross-up for taxes paid on the relocation amount. As reported under the “Bonus” column, Mr. Gillies also received a sign-on bonus of $50,000 as compensation for bonus and retirement benefits forfeited when he accepted employment at Iomega and a guaranteed bonus of $50,000 for fiscal 2005. Mr. Gillies left Iomega in March 2006.

(7)	Mr. Kampfer received two retention payments of $25,000 each in January and February 2006. These payments are reported as a bonus and were to compensate Mr. Kampfer for extending his transition period beyond January 2, 2006, as originally contemplated.

(8)	Ms. Tegtmeier is employed by Iomega International, S. A., a wholly owned subsidiary, with headquarters in Geneva, Switzerland. Ms. Tegtmeier is paid in Swiss Francs (CHF), and her salary and bonus are reported in U.S. currency using a conversion rate at December 31, 2005. The bonus represents one-half of a bonus earned for fiscal 2002, and this amount was vested and paid on January 1, 2005.

Option Grants

The following table contains information about options granted to the Named Executive Officers during 2005.

Option Grants in Last Fiscal Year

	Individual Grants				Grant Date Value
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted To Employees in Fiscal Year	Exercise Price Per Share	Expiration Date (2)
					Grant Date Present value ($) (3)
Werner T. Heid (4)	75,000	4.2%	$2.40	5/11/15	$65,417
Anna L. Aguirre	18,000	1.0%	2.40	5/11/15	15,700
Sean P. Burke (4)	40,000	2.2%	2.40	5/11/15	34,889
Ronald J. Gillies (4)	80,000	4.5%	4.125	4/11/15	119,932
	20,000	1.1%	3.05	9/26/15	22,046
Thomas D. Kampfer	44,000	2.4%	2.40	5/11/15	38,378
Ulrike Tegtmeier	25,000	1.4%	2.40	5/11/15	21,806
	10,000	0.5%	3.05	9/26/16	11,023

(1)	Options vest in four equal installments of 25% per year beginning on the first anniversary of the grant date.

(2)

Outstanding options are subject to acceleration or cash-out of the value of the outstanding options if such options are not assumed or substituted upon an acquisition event. In addition, in the event of an acquisition event, one-half of the shares subject to the agreement which are not by their terms then exercisable, become immediately exercisable, with the remaining shares becoming exercisable in accordance with the original vesting schedule, except that all shares will vest two years after the acquisition event or earlier if the optionholder’s employment is terminated without cause or if the optionholder terminates employment for good reason. An “acquisition event” is defined as (a) any merger or consolidation which results in the voting securities of Iomega outstanding immediately prior to such event representing less than 50% of the combined voting power of the voting securities of Iomega or the surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of Iomega; or (c) the acquisition of beneficial ownership of securities of Iomega representing 50% or more of the combined voting power of Iomega’s then outstanding securities by any person.

(3)	The values in this column were determined using the Black-Scholes Option Pricing Model. The actual value of stock options, if any, that may be realized will depend on the difference between the exercise price and the market price on the date of exercise. The estimated values are based on assumptions, and the key assumptions used are (i) an assumed dividend yield of 0%, (ii) a risk-free rate of return of 3.75% for the second quarter and 3.77% for the third quarter, (iii) volatility of 44.7% for the second quarter and 44.34% for the third quarter, (iv) expected option life of 3.4 years from the date of grant for both quarters, and (v) no reduction in values to reflect the non-transferability of the options. The realizable value of any option will depend on the market value of Iomega’s common stock at the time of exercise as compared to the exercise price of the option.

(4)	In accordance with the terms of the stock option agreements, these options were unvested and were immediately cancelled on the date of termination of employment.

Option Exercises and Year-End Values

The following table contains information regarding options exercised by the Named Executive Officers during 2005 and options held by the Named Executive Officers on December 31, 2005.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-end		Value of Unexercised In-the-money Options At Fiscal Year-end (1)
Name			Exercisable/Unexercisable		Exercisable/Unexercisable
Werner T. Heid (2)	—	—	247,500	187,500	$132,000	$6,750
Anna L. Aguirre	—	—	38,750	44,250	—	1,620
Sean P. Burke (3)	—	—	—	—	—	—
Ronald J. Gillies (4)	—	—	—	100,000	—	—
Thomas D. Kampfer	—	—	52,000	104,000	—	3,960
Ulrike Tegtmeier	—	—	34,800	65,000	—	2,250

(1)	Based on the closing price of Iomega’s common stock on December 30, 2005 ($2.49 per share), less the total option exercise price.

(2)	All unvested options were cancelled at the date employment ceased; vested options will remain exercisable for a period of three months following termination of employment, and options that are not exercised will be forfeited.

(3)	All unvested options were cancelled at the date employment ceased; vested options remained exercisable for a period of three months following termination of employment. Vested options that were not exercised were forfeited.

(4)	All unvested options were cancelled at the date employment ceased.

Employment and Severance Agreements

Employment Agreement with Mr. Heid. Pursuant to an employment agreement entered into in June 2001, Iomega agreed to pay Mr. Heid an annual base salary of $475,000. His annual incentive award for 2001 was targeted at 100% of his annual base salary prorated for the balance of the year and at 100% of his annual base salary for 2002. One hundred percent of his bonus for 2001 and 2002 was guaranteed. As an inducement to join Iomega and to compensate him for forfeitures he experienced, Mr. Heid received a one-time payment of $200,000. He was also granted an option to purchase 200,000 shares of Iomega common stock. Mr. Heid’s employment agreement provided that he would receive his base salary for a period of one year, his target incentive award for the year in which termination occurred, and continuation of his benefits for a period which is the earlier of one year or until he accepts other employment. Should Mr. Heid engage in gainful employment during the year following the termination, his post-employment payments would be reduced by fifty percent of the amount he received from such employment. Notwithstanding his earnings from gainful employment, Iomega is obligated to pay a minimum of six months of Mr. Heid’s then base salary plus 50% of his target annual incentive award.

In June 2005, Mr. Heid entered into an agreement with Iomega to defer 10% of his base annual compensation of $475,000 until such time as Iomega achieved positive operating income in two consecutive fiscal quarters commencing June 18, 2005, and ending with the second fiscal quarter of 2006. If this goal was achieved, Mr. Heid would be paid the deferred compensation on August 1, 2006, and his annual salary would revert to the amount being paid at the time of the deferral agreement. If this goal was not achieved, the 10% deferred compensation would be forfeited, and Mr. Heid’s base annual compensation would remain at the decreased amount until further action by the Board of Directors.

Severance Agreement with Mr. Heid. In March 2006, Iomega entered into a Severance Agreement and General Release with Werner Heid. Under the terms of the Agreement and consistent with his original employment agreement and subsequent salary deferral agreement, Iomega will pay Mr. Heid a sum of $950,000, payable over a period of twelve months, subject to limits as described below. Iomega will continue his benefits for a period which is the earlier of one year from his resignation date of February 3, 2006, or until he accepts other employment. Should Mr. Heid engage in gainful employment during the year following his resignation, his severance payments will be reduced by fifty percent of the amount he receives from such employment. Notwithstanding his earnings from gainful employment, Iomega is obligated to pay a minimum of half of the $950,000. Additionally, Mr. Heid is providing consulting services for a period of three months following cessation of employment at a rate of $25,000 per month. Iomega will reimburse Mr. Heid for up to $30,000 for executive outplacement services utilized prior to February 3, 2007 and will provide benefits as described in the Summary Compensation Table.

Employment Agreement with Ms. Aguirre. Pursuant to an employment agreement entered into in June 2001, Iomega agreed to pay Ms. Aguirre an annual base salary of $190,000. Ms. Aguirre’s annual incentive award for 2001 was targeted at 40% of her annual salary, with 100% of her bonus pay-out (prorated from date of employment) guaranteed for 2001. She was also granted an option to purchase 30,000 shares of Iomega’s common stock. The agreement provides that Iomega will pay Ms. Aguirre severance pay equal to six months of base salary if her employment is terminated other than for cause. In 2005, Iomega and Ms. Aguirre entered into an agreement that changes the term for which severance will be paid from six months to nine months in order to standardize the severance payment period for executive officers. As part of the mid-year restructuring, Ms. Aguirre decreased her work schedule and salary by 20%. As of March 13, 2006, she has resumed her full time schedule and base salary of $190,000.

Employment Agreement with Mr. Gillies. Pursuant to an employment agreement entered into in April 2005, Iomega agreed to pay Mr. Gillies an annual base salary of $250,000. His annual incentive award was targeted at 40% of his annual salary, with a $50,000 bonus pay-out guaranteed for 2005. Mr. Gillies additionally received a hiring bonus of $50,000 to compensate him for lost bonus and retirement benefits when joining Iomega, a relocation payment of $35,000 net, and was granted an option to purchase 80,000 shares of Iomega’s common stock. The agreement provides that Iomega will pay Mr. Gillies severance pay equal to nine months of base salary if his employment is terminated other than for cause.

Mr. Gillies’ employment terminated on March 24, 2006, and severance discussions with him are ongoing.

Employment Agreement with Mr. Kampfer. Pursuant to an employment agreement entered into in June 2001, Iomega agreed to pay Mr. Kampfer an annual base salary of $245,000. Mr. Kampfer’s annual incentive award was targeted at 45% of his annual salary, with 100% of his bonus pay-out (prorated from date of employment) guaranteed for 2001. He was also granted an option to purchase 42,000 shares of Iomega’s common stock. The agreement provides that Iomega will pay Mr. Kampfer severance pay equal to nine months of base salary if his employment is terminated other than for cause.

In July 2005, Iomega and Mr. Kampfer entered into an Executive Transition Agreement specifying, among other things, that Mr. Kampfer’s employment would terminate on January 2, 2006, and that the severance provisions of his employment agreement would be triggered. An amendment to the Executive Transition Agreement was executed in October 2005; under this amendment, Mr. Kampfer’s employment was extended to February 15, 2006, and he agreed to assume duties as the Interim Chief Financial Officer. Iomega agreed to pay l/12th of his annual base salary as a retention bonus in each of January and February 2006, with a corresponding reduction in his future severance payments from nine months to seven months. A second amendment was executed in January 2006, under which, Mr. Kampfer’s employment was extended to March 31, 2006, and Iomega agreed to pay another 1/12th of his annual base salary as a retention bonus in March 2006. His severance payment period was correspondingly reduced to six months, with his health and insurance benefits to continue for eleven months. In addition, Mr. Kampfer agreed to serve as a consultant to Iomega in the area of corporate governance, strategic planning and business services for a period of six months, with a guaranteed minimum of 250 hours at the rate of $200 per hour over the six month period.

In February 2006, Mr. Kampfer was appointed President and Chief Operating Officer and continued to serve as Interim Financial Officer until his replacement was hired. As a result of this change in responsibility, Iomega amended the employment agreement with Mr. Kampfer and agreed to increase his base salary to $355,000. His annual incentive award was targeted at 75% of his annual base salary. For fiscal 2006, he will receive a guaranteed target bonus which will be reduced by $50,000 previously paid to him in 2006 as a retention bonus. He was also granted an option to purchase 125,000 shares of Iomega common stock. The agreement provides that Iomega will pay Mr. Kampfer severance pay equal to twelve months of base salary plus his target bonus for the year in which the employment termination occurs (prorated for the portion of the year he actually worked), and a payment equal to the cost to continue his health benefits for a period of twelve months. As a result of this, Mr. Kampfer’s Executive Transition Agreement, as described above, was terminated.

Employment Agreement with Ms. Tegtmeier. In April 1998, Ms. Tegtmeier received an offer of employment as Director, Zip® Aftermarket, at an annual base salary of CHF210,000 with an annual incentive award targeted at 25% of her salary. She also received use of an automobile in accordance with the standard benefit practices in Switzerland. Effective December 1, 2000, Ms. Tegtmeier was promoted to Vice President and Managing Director, Europe, with a salary of CHF325,000. In conjunction with this promotion, Ms. Tegtmeier’s annual incentive award was increased to 40% of her annual salary, and she was granted an option to purchase 4,000 shares of Iomega’s common stock. In September 2005, Ms. Tegtmeier was appointed Vice President, Managing Director, International Sales. Ms. Tegtmeier is eligible to receive severance payments equal to nine months of base salary if her employment is terminated other than for cause. Ms. Tegtmeier’s base salary as of March 15, 2006, is CHF380,000.

Severance Agreement with Mr. Burke. Sean P. Burke, Executive Vice President, Consumer Solutions and Operations, and Iomega Corporation entered into a Separation Agreement and General Release subsequent to his termination and effective September 7, 2005. Under the terms of the Separation Agreement and consistent with his original employment agreement, Mr. Burke received a severance benefit of $275,000, which is being paid in bi-weekly increments over approximately eleven months. He also received the amount of $11,916 as an equivalent payment for the cost to extend his medical benefits under COBRA for an eleven-month period.

Change in Control Agreements. Iomega has Change in Control Agreements with its Named Executive Officers. These agreements are in conjunction with the general severance arrangements described above and are intended to govern in the specific occurrence of a change in control. The agreements were renewed on January 1, 2003, and will continue during each executive’s employment until the earlier of (1) 24 months after the change in control date, or (2) the fulfillment of Iomega’s obligations to the executive if the executive’s employment with Iomega is terminated within 24 months following a change in control. The agreements are not employment contracts and do not specify any terms or conditions of employment. Rather, the agreements provide for certain severance benefits to the executive if, during the 24 months following a change in control of Iomega, the executive’s employment is terminated by Iomega other than for cause, or the executive terminates his employment for good reason.

The terms “change in control,” “cause” and “good reason” are each defined in the agreements. Change in control means, in summary: the acquisition by a person or a group of 40% or more of the outstanding stock of Iomega; a change, without Board of Directors approval, of a majority of the Board of Directors; the acquisition of Iomega by means of a reorganization, merger, consolidation or asset sale; or the approval of a liquidation or dissolution of Iomega. Cause means, in summary: the executive’s willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after a 30-day cure period; or the executive’s willful engagement in illegal conduct or gross misconduct injurious to Iomega. Good reason means, in summary: a diminution in the executive’s position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change in control.

If the executive’s employment is terminated by Iomega without cause or by the executive for good reason within 24 months following a change in control, the executive is entitled to receive (1) accrued compensation through the date of termination; (2) monthly payments for 12 months (24 months for the Chief Executive Officer and 18 months for the President) equal to one-twelfth of the executive’s highest base salary and highest bonus target during the three-year period prior to the change in control; (3) a continuation of all employee benefits during the 12-month period (24 months for the Chief Executive Officer and 18 months for the President) following employment termination; and (4) any other post-termination benefits which the executive is eligible to receive under any plan or program of Iomega. The salary and benefit continuation provisions terminate if the executive becomes engaged in an activity that is competitive with Iomega. The agreements provide that the amount of severance benefits payable to the executive shall be reduced by an amount necessary to avoid triggering the excise tax provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, only if such reduction results in greater net after-tax benefits to the executive.

Iomega is also generally required to pay, as incurred, all expenses that the executive reasonably incurs as a result of any dispute relating to the agreement.

Compensation Committee Interlocks and Insider Participation

During 2005, none of the members of the Compensation Committee was an officer or employee of Iomega during the time that he served on the Compensation Committee.

Certain Relationships

Susan Huberman is the spouse of Mr. Huberman, who served as a Director throughout 2005 and was elected Vice Chairman and Chief Executive Officer in February 2006. Her position was eliminated in a restructuring, and she left Iomega in September 2005. For that portion of 2005 through September, she received compensation of $201,173. She also was granted an option to purchase 24,000 shares of Iomega common stock at an exercise price of $2.40 per share, which options were unvested and were cancelled at the date her employment terminated. Ms. Huberman did not receive a bonus under the Incentive Bonus Plan for fiscal 2005. Ms. Huberman received severance in the amount of $168,750, which is being paid in bi-weekly installments over a nine month period.

STOCK PERFORMANCE GRAPH

Iomega’s common stock is listed for trading on the NYSE under the symbol IOM.

The following graph compares the cumulative total stockholder return on Iomega’s common stock for the last five fiscal years with the cumulative total return of (i) the CRSP (Center for Research in Security Prices) Total Returns Index for the New York Stock Exchange Stock Market (U.S. Companies) and (ii) the CRSP Total Returns Index for New York Stock Exchange Stocks—Computer and Office Equipment (U.S. and Foreign).

This graph assumes the investment of $100 on December 31, 2000 in Iomega’s common stock and each of the indices listed above, and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 2001 through 2005.

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
Iomega Corporation	$100.00	$49.90	$46.90	$61.80	$57.30	$25.70
NYSE Stock Market (U.S. Companies)	100.00	92.40	75.90	96.90	109.60	117.50
NYSE Stocks—Computer and Office Equipment (U.S. and Foreign)	100.00	83.90	56.20	74.30	80.10	75.90

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee oversees Iomega’s executive compensation program. The Committee reviews Iomega’s compensation philosophy each year and makes adjustments to reflect changing business objectives or market conditions. Iomega’s executive compensation program is intended to attract and retain executives and to motivate management to achieve or exceed Iomega’s objectives, with a particular emphasis in 2005 on new product sales growth and operating profit objectives.

Base Salary

No increase was made to the base salary of any executive officer during 2005 with the exception of a CHF$20,000 promotional increase for Ms. Tegtmeier effective June 2005. This increase occurred prior to the date that Ms. Tegtmeier became an Executive Officer. The Committee determined that no other changes to the base salaries of executive officers were warranted in 2005 after reviewing and comparing Iomega’s executive salaries to the median market data for companies with comparable annual revenues in high technology industries.

During 2005, the Committee continued its practice of reviewing survey data from the most current Radford Executive Survey, matching specific executives to the survey job most closely reflecting their current job responsibilities. The Committee believes that while Iomega competes for executive talent with many of the companies included in the indices referred to in the Stock Performance Graph included elsewhere in this Proxy Statement, the Radford Executive Survey provides a better representation of the full range of competitive companies. The survey is widely recognized as one of the most authoritative and comprehensive sources for data on competitive total direct executive compensation packages. The data reported is gathered for 60 executive (vice president and above) positions from more than 700 participating organizations nationwide. These companies are predominately in technology based industries and approximately half operate outside of California.

In determining the base salary for each executive officer, numerous subjective factors are also taken into account by the Committee, such as contributions to Iomega’s competitive position in the marketplace, individual performance, and the past and expected contribution by each executive officer toward the achievement of Iomega’s performance objectives.

In February 2006, Mr. Kampfer was appointed President and Chief Operating Officer and continued to serve as Interim Financial Officer until his replacement was hired. As a result of this change in responsibility, Iomega amended the employment agreement with Mr. Kampfer and agreed to increase his base salary to $355,000. His annual incentive award was targeted at 75% of his annual base salary. For fiscal 2006, he will receive a guaranteed target bonus which will be reduced by $50,000 previously paid to him in 2006 as a retention bonus. He was also granted an option to purchase 125,000 shares of Iomega common stock. In awarding these benefits, the Committee analyzed and evaluated the Radford Executive Survey data, between the 50th and 60th percentile, for the positions of both President and Chief Operating Officer in a comparably-sized company. In granting a guaranteed bonus for 2006, the Committee considered the magnitude of workload, focus and change that it believes is necessary to improve Iomega’s performance, the fact that Mr. Kampfer had held numerous executive positions at the same time throughout 2004 and 2005 (including the position of CFO twice) and did not receive any IBP bonus payment in 2005 and only a small bonus in 2004, and the need to provide an inducement to motivate Mr. Kampfer to remain with Iomega despite his previously announced plans to leave the Company to pursue other interests.

Cash Incentive Bonus Plan

Under Iomega’s IBP, each participant is assigned an annual bonus target, which is a percentage of his or her base salary, and each participant has the opportunity to receive a bonus equal to that bonus target multiplied by a payout factor which is determined based on Iomega’s achievement of specified objective criteria. Each executive’s annual bonus target is determined by the Committee, and the target is generally set forth in the participant’s job offer letter. For 2005, Mr. Heid’s annual bonus target remained at 100% of his base salary, the amount originally established by his June 2001 employment agreement, which is described above. The annual bonus target for the other Named Executive Officers ranged from 40% to 50%.

The IBP for 2005 covered 42 management level employees, including each of the Named Executive Officers. For each Named Executive Officer, payout thresholds under the plan were based on Iomega’s achievement of meeting operating income objectives.

In January 2006, the Committee measured Iomega’s performance against the established criteria. As the Company did not meet the operating income objectives established, no bonuses under the IBP were awarded.

Compensation of Chief Executive Officer

Iomega’s compensation plans are designed to provide incentive and reward for individual achievement and for meeting company goals and breakthrough objectives. As with other officers, the Chief Executive Officer’s compensation reflects this “pay for performance” philosophy. The process and factors of determining compensation for the CEO are generally the same as for other Iomega executives. Base salary and bonus target percentage are subjectively determined, based, in part, on an analysis of data from peer companies reported in industry standard compensation surveys as discussed in the Base Salary section above. Equity grants are determined by evaluating current corporate philosophy regarding long-term equity compensation and individual performance. Except as otherwise required by a specific contractual obligation in an executive’s employment agreement, bonuses are only paid under bonus plans if performance goals set by the Committee are achieved.

In June 2001, Werner T. Heid was appointed President and Chief Executive Officer of Iomega. At the time of his appointment, Mr. Heid was already serving as a Director of Iomega. Pursuant to an employment agreement negotiated with Iomega and approved by the full Board of Directors, Mr. Heid’s base salary was set at $475,000 per year for the balance of 2001 and for 2002 based on the roughly median market data for companies with similar annual revenues from the 2000 Radford Executive Compensation Report. Mr. Heid’s base salary was not changed for 2003, 2004 or 2005.

In June 2005, Mr. Heid voluntarily entered into an agreement to defer 10% of his base salary until such time as Iomega achieved positive operating income in any two consecutive quarters between June 2005 and the end of the second fiscal quarter of 2006. On achieving this goal, the deferred amount would be paid, and his salary would revert to its previous level.

Mr. Heid received no incentive bonus for 2005. In 2005, Mr. Heid was granted an option to purchase 75,000 shares of Iomega stock. This option vests in equal portions over a four year period and is shown in the Option Grants Table in this Proxy Statement. The size of the option grant was subjectively determined by the Committee.

In February 2006, Jonathan S. Huberman was appointed Vice Chairman and Chief Executive Officer. Iomega entered into an employment agreement with Mr. Huberman providing for a base salary of $500,000. His annual incentive award was targeted at 100% of his annual base salary. For fiscal 2006, he will receive a guaranteed target bonus. He was also granted an option to purchase 400,000 shares of Iomega common stock. In awarding these benefits, the Committee analyzed and evaluated the Radford Executive Survey data, between the 50th and 60th percentile, for the position of Chief Executive Officer in a comparably-sized company. In granting a guaranteed bonus for 2006, the Committee considered the magnitude of workload, focus and change that it believes is necessary to improve Iomega’s performance, and the need to provide an inducement to motivate Mr. Huberman to depart from a growing hedge fund business that he had recently founded.

Impact of Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of one million dollars paid to Iomega’s chief executive officer and four other most highly-compensated executive officers. Qualified performance-based compensation will not be subject to the deduction limit, if certain requirements are satisfied. There can be no assurance that compensation attributable to stock options granted under the 1997 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). Moreover, because Iomega’s cash bonus programs are not operated in a manner designed to qualify as performance-based compensation under Section 162(m), some or all of the payments under this program may not be deductible for federal income tax purposes. The Committee reviews the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

Stephen N. David, Chairman

Bruce B. Darling

John E. Nolan

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2005, concerning securities authorized for issuance under all equity compensation plans of Iomega:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options		(b) Weighted average exercise price of outstanding options		(c) Number of securities remaining available for future issuance (excluding securities in Column (a))
Equity compensation plans approved by security holders	3,028,474		$4.63		1,743,325

Equity compensation plans not approved by security holders	—		—		—

Total	3,028,474	(1)	$4.63	(2)	1,743,325	(3)

(1)	Represents shares of common stock issuable on exercise of options under the following equity compensation plans: 1987 Stock Option Plan, 1997 Stock Incentive Plan, the 1995 Director Stock Option Plan and the 2005 Director Stock Option Plan.

(2)	This column reflects the weighted average exercise price of outstanding options.

(3)	Represents 979,300 shares under the 1997 Stock Incentive Plan; 324,025 shares under the 1998 Employee Stock Purchase Plan and the 1998 International Employee Stock Purchase Plan; and 440,000 shares under the 2005 Director Stock Option Plan. The 1998 Employee Stock Purchase Plan and the 1998 International Employee Stock Purchase Plan were suspended in fiscal 2004. These Plans may be reactivated if conditions warrant. No shares are available for grant under the 1987 Stock Option Plan and the 1995 Director Stock Option Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of BDO Seidman, LLP (“BDO”), as Iomega’s independent registered public accounting firm to audit the books of Iomega and its subsidiaries for the 2006 fiscal year. Representatives from BDO are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. BDO has audited Iomega’s financial statements for the last two fiscal years.

Fees For Professional Services

The following table summarizes the fees of BDO for the audit of Iomega’s annual financial statements and fees billed for other services rendered during fiscal years 2004 and 2005:

Fee Category	2005	2004
Audit Fees (1)	$766,072	$751,582
Audit-Related Fees (2)	22,356	40,800
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total	$788,428	$792,382

(1)	Audit fees consist of fees for the audit of our annual financial statements included in the Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, audit of the Company’s internal control over financial reporting and other professional services provided in connection with statutory and regulatory filings or engagements for Iomega and its subsidiaries.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services include employee benefit plan audits and environmental waste audits conducted in Europe.

(3)	No fees for tax services were incurred in 2005 or 2004.

(4)	No fees for other services were incurred in 2005 or 2004.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by Iomega’s independent registered public accounting firm. This policy generally provides that Iomega will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to Iomega by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to an estimated budget.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to Iomega by its independent registered public accounting firm. Any approval of services by the Chairman pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee meets annually with its independent registered public accounting firm and reviews both audit and non-audit services performed as well as fees charged for such services. The Audit Committee also reviews the annual audit plan and the results of the annual audit. Non-audit services are reviewed by the Audit Committee, which considers, among other things, the anticipated effect, if any, the performance of such services would have on the accounting firm’s independence.

All audit and audited related services performed by BDO in fiscal year 2005 were pre-approved by the Audit Committee in accordance with the regulations of the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three members of Iomega’s Board of Directors. All members of the Audit Committee are independent as determined by the Board of Directors in conformance with the rules of the New York Stock Exchange.

The Audit Committee meets with the internal and independent auditors both with and without management present and discusses the results of their audits, their evaluations of Iomega’s internal controls and the quality of Iomega’s financial reporting. The Audit Committee acts under a written charter and has reviewed and discussed Iomega’s audited financial statements for fiscal year 2005 with Iomega’s management and with BDO, Iomega’s independent registered public accounting firm.

The Audit Committee has discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended or supplemented. The Audit Committee has received the written disclosures and the letter from BDO required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with BDO its independence from Iomega.

Based on the review and the discussions described, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Iomega’s Annual Report on Form 10-K for the year ended December 31, 2005.

Robert P. Berkowitz, Chairman

Stephen N. David

Margaret L. Hardin

ADDITIONAL INFORMATION

Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials and where consent has been given, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (801) 332-3585 or by writing to Iomega Corporation, Attn: Investor Relations, 10955 Vista Sorrento Parkway, San Diego, CA 91230. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (801) 332-3585 or writing to Investor Relations at the address provided above.

Solicitation Expenses

Iomega will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, Iomega’s Directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. Iomega will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Iomega will reimburse them for their out-of-pocket expenses in this regard.

Stockholder Proposals for 2007 Annual Meeting

Any proposal that a stockholder wishes considered for inclusion in Iomega’s proxy material for the 2007 Annual Meeting of Stockholders must be received by Iomega’s Secretary at our principal offices not later than December 15, 2006.

Advance Notice Procedures

Iomega’s Bylaws require stockholders to give advance notice of any stockholder nominations of Directors and of any other matter stockholders wish to present for action at an Annual Meeting of stockholders (other than matters to be included in our Proxy Statement, which are discussed in the previous paragraph). The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting of stockholders. Assuming that Iomega’s 2007 Annual Meeting of Stockholders is held on or after April 21, 2007 and on or before July 20, 2007 (as we currently anticipate), the Bylaws would require notice to be provided to Iomega’s Secretary at Iomega’s principal offices no earlier than February 10, 2007 and no later than March 2, 2007. If a stockholder fails to provide timely notice of a proposal to be presented at the 2007 Annual Meeting, the proxies designated by the Board of Directors of Iomega will have discretionary authority to vote on any such proposal that may come before the meeting.

Annual Report on Form 10-K

A copy of Iomega’s Annual Report on Form 10-K for the year ended December 31, 2005 is being mailed to all stockholders together with this Proxy Statement. Additional copies of the Annual Report on Form 10-K are available, without charge, upon written request to: Iomega Corporation, Attn: Investor Relations, 10955 Vista Sorrento Parkway, San Diego, CA 92130.

By order of the Board of Directors,

Ron S. Zollman, Secretary

PROXY	IOMEGA CORPORATION	PROXY

Proxy for the Annual Meeting of Stockholders to be held on May 11, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IOMEGA

The undersigned, revoking all prior proxies, hereby appoint(s) Stephen N. David and Ron S. Zollman, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Iomega Corporation that the undersigned would be entitled to vote if personally present at Iomega’s 2006 Annual Meeting of Stockholders to be held at the Homewood Suites by Hilton, 11025 Vista Sorrento Parkway, San Diego, California 92130 on Thursday, May 11, 2006, at 10:00 a.m., local time, and at any adjournment thereof.

(Continued And To Be Signed On The Other Side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]

1.		To elect seven directors from the nominees listed below:

	☐	FOR ALL NOMINEES	☐	Robert P. Berkowitz
			☐	Bruce B. Darling
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Stephen N. David
			☐	Margaret L. Hardin
	☐	FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)	☐	Jonathan S. Huberman
			☐	Dan Maurer
			☐	John E. Nolan
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. ☒

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposal 1. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

SIGNATURE:	DATE	SIGNATURE:	DATE

NOTE: Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, sign by authorized person.